                                                                    EXHIBIT 9(b)





                  FUND ACCOUNTING AND PRICING AGENT AGREEMENT


         This Fund Accounting and Pricing Agent Agreement (the "Agreement") is made as of ________________, 1998, by and between AIM Growth Series (the "Company") and INVESCO (NY), INC. ("INVESCO (NY)").

         WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company;

         WHEREAS, the Company currently operates eight separate mutual funds, each organized as a separate and distinct series consisting of shares of beneficial interest (such existing funds and such funds as may hereafter be established being referred to in this Agreement as the "Funds" and singly as a "Fund");

         WHEREAS, the Company is part of a complex of investment companies that are sub-advised and/or sub-administered by INVESCO (NY) and with which INVESCO
(NY) has entered into Fund Accounting and Pricing Agent Agreements (the "INVESCO (NY) Funds");

         WHEREAS, the Company desires to retain INVESCO (NY) to act as its accounting and pricing agent, and INVESCO (NY) is willing to act in such capacities.

         NOW, THEREFORE, in consideration of the foregoing and the terms and conditions hereinafter set forth, the Company and INVESCO (NY) hereby agree as follows:

                 SECTION 1.  APPOINTMENT.  The Company hereby appoints INVESCO
(NY) to act as the accounting and pricing agent for each Fund for the period and on the terms and conditions set forth in this Agreement. INVESCO (NY) hereby accepts such appointment and agrees to render the services set forth for the compensation herein provided.

                 SECTION 2. DEFINITIONS. As used in this Agreement and in addition to the terms defined elsewhere herein, the following terms shall have the meanings assigned to them in this Section:

                          (a) "Authorized Person" means any officer of the Company and any other person, whether or not any such person is an officer or employee of the Company, duly authorized by the Board of Trustees (the "Board"), the President or any Vice President of the Fund to give Oral and/or Written Instructions on behalf of the Company or any Fund.

                          (b) "Commission" means the Securities and Exchange Commission.

                          (c) "Custodian" means the custodian or custodians employed by the Company to maintain custody of the Fund's assets.

                          (d) "Governing Documents" means the Declaration of Trust, By-Laws and other applicable charter documents of the Company, all as they may be amended from time to time.

                          (e) "Oral Instruction" means oral instructions actually received by INVESCO (NY) from an Authorized Person or from a person reasonably believed by INVESCO (NY) to be an Authorized Person, provided that, any Oral Instruction shall be promptly confirmed by Written Instructions.

                          (f) "Prospectus" means the current prospectus and statement of additional information of a Fund, taken together.

                          (g) "Shares" means shares of beneficial interest of any of the Funds.

                          (h)     "Shareholder" means any owner of Shares.

                          (i)     "Written Instructions" means written
         instructions delivered by hand, mail, tested telegram or telex, cable or facsimile sending device received by INVESCO (NY) and signed by an Authorized Person.

                 SECTION 3. COMPLIANCE WITH LAWS, ETC. In performing its responsibilities hereunder, INVESCO (NY) shall comply with all terms and provisions of the Governing Documents, the Prospectus and all applicable state and federal laws including, without limitation, the 1940 Act and the rules and regulations promulgated by the Commission thereunder.

                 SECTION 4. SERVICES. In consideration of the compensation payable hereunder and subject to the supervision and control of the Company's Boards, INVESCO (NY) shall provide the following services to the Funds:

                 (a)  PRICING AGENT.  As pricing agent, INVESCO (NY) shall:

                          (1) Obtain security market quotes from services approved by the investment manager of the Funds or, if such quotes are unavailable, then obtain such prices from the investment manager of the Funds or from such sources as the investment manager may direct, and, in either case, calculate the market value of the Funds' investments; and

                          (2) Value the assets of the Funds and compute the net asset value per Share of the Funds at such dates and times and in the manner specified in the then currently effective Prospectus and transmit to the Funds' investment manager.

                 (b)      ACCOUNTING AGENT.  As fund accounting agent, INVESCO
         (NY) shall:


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
                          (1)     Calculate the net income of each Fund;

                          (2) Calculate capital gains or losses for each Fund from the sale or disposition of assets, if any;

                          (3) Maintain the general ledger and other accounts, books and financial records of the Company, as required under Section 31(a) of the 1940 Act and the rules promulgated by the Commission thereunder in connection with the services provided by INVESCO (NY);

                          (4) Perform the following functions on a daily basis:

                                  (A)      journalize each Fund's investment,
                          capital share and income and expense activities;

                                  (B)      reconcile cash and investment
                          balances of each Fund with the Custodian and provide the Funds' investment manager with the beginning cash balance available for investment purposes and update the cash availability throughout the day as required by the investment manager;

                                  (C)      verify investment buy/sell trade
                          tickets received from a Fund's investment manager and transmit trades to a Fund's Custodian for proper settlement;

                                  (D)      maintain individual ledgers for
                          investment securities;

                                  (E)      maintain historical tax lots for
                          investment securities;

                                  (F)      calculate various contractual
                          expenses (e.g., advisory and custody fees);

                                  (G)      post to and prepare the Funds'
                          statement of assets and liabilities and statement of operations; and

                                  (H)      monitor expense accruals and notify
                          an Authorized Person of any proposed adjustments;

                          (5) Receive and act upon notices, Oral and Written Instructions, certificates, instruments or other communications from a Fund's shareholder servicing and transfer agent;

                          (6) Assist in the preparation of financial statements semiannually





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
                 which will include the following items:

                                  (A)      schedule of investments;

                                  (B)      statement of assets and liabilities;

                                  (C)      statement of operations;

                                  (D)      changes in net assets;

                                  (E)      cash statement; and

                                  (F)      schedule of capital gains and
                          losses;

                          (7)     Prepare monthly security transaction
                 listings;

                          (8)     Prepare quarterly broker security
                 transactions summaries; and

                          (9) At the reasonable request of the Company, assist in the preparation of various reports or other financial documents required by federal, state and other appropriate laws and regulations.

                 SECTION 5. COMPENSATION. As compensation for the services rendered by INVESCO (NY) hereunder during the term of the Agreement, each Fund shall pay to INVESCO (NY) monthly such fees as shall be agreed to from time to time by the Company and INVESCO (NY), in writing and attached hereto as Schedule A. In addition, as may be agreed to from time to time in writing by the Company and INVESCO (NY), each Fund shall reimburse INVESCO (NY) for certain expenses that it incurs in rendering services with respect to that Fund under this Agreement.

                 SECTION 6. RELIANCE BY INVESCO (NY) ON INSTRUCTIONS. Unless otherwise provided in this Agreement, INVESCO (NY) shall act only upon Oral or Written Instructions. INVESCO (NY) shall be entitled to rely upon any such Instructions actually received by it under this Agreement. The Company agrees that INVESCO (NY) shall incur no liability to the Company or any of the Funds in acting upon Oral or Written Instructions given to INVESCO (NY) hereunder, provided that, such Instructions reasonably appear to have been received from an Authorized Person.

                 SECTION 7.  COOPERATION WITH AGENTS OF THE COMPANY.  INVESCO
(NY) shall cooperate with the Company's agents and employees, including, without limitation, their independent accountants, and shall take all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to such agents to the extent necessary in the performance of their duties to the Company.





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
                 SECTION 8. CONFIDENTIALITY. INVESCO (NY), on behalf of itself and its employees, agrees to treat confidentially all records and other information relating to the Company and the Funds except when requested to divulge such information by duly constituted authorities provided that notification and prior approval is obtained from the Company, which approval shall not be unreasonably withheld and may not be withheld if INVESCO (NY), in its judgment, may be subject to civil or criminal contempt proceedings for failure to comply.

                 SECTION 9. STANDARD OF CARE. In the performance of its responsibilities hereunder, INVESCO (NY) shall exercise care and diligence in the performance of its duties and act in good faith and use its best efforts to ensure the accuracy and completeness of all services under this Agreement. In performing services hereunder, INVESCO (NY):

                          (a) shall be under no duty to take any action on behalf of the Company or the Funds except as specifically set forth herein or as may be specifically agreed to by INVESCO (NY) in writing, and in computing the net asset value per Share of a Fund, INVESCO (NY) may rely upon any information furnished to it including, without limitation, information (1) as to the accrual of liabilities of a Fund and as to liabilities of a Fund not appearing on the books of account kept by INVESCO (NY), (2) as to the existence, status and proper treatment of reserves, if any, authorized by a Fund, (3) as to the sources of quotations to be used in computing net asset value, (4) as to the fair value to be assigned to any securities or other property for which price quotations are not readily available and (5) as to the sources of information with respect to "corporate actions" affecting portfolio securities of a Fund (information as to "corporate actions" shall include information as to dividends, distributions, interest payments, prepayments, stock splits, stock dividends, rights offerings, conversions, exchanges, recapitalizations, mergers, redemptions, calls, maturity dates and similar actions, including ex-dividend and record dates and the amounts and terms thereof);

                          (b) shall be responsible and liable for all losses, damages and costs (including reasonable attorneys' fees) incurred by the Company or any Fund which is due to or caused by INVESCO (NY)'s negligence in the performance of its duties under this Agreement or for INVESCO (NY)'s negligent failure to perform such duties as are specifically assumed by INVESCO (NY) in this Agreement, provided that, to the extend that duties, obligations and responsibilities are not expressly set forth in this Agreement, INVESCO (NY) shall not be liable for any act or omission that does not constitute willful misfeasance, bad faith or negligence on the part of INVESCO (NY) or reckless disregard by INVESCO (NY) of such duties, obligations and responsibilities; and

                                  (c)      without limiting the generality of
         the foregoing, INVESCO (NY) shall not, in connection with INVESCO
         (NY)'s duties under this Agreement, be under any duty or obligation to inquire into and shall not be liable for or in respect of:

                                  (1)      the validity or invalidity or
                          authority or lack of authority of any Oral or Written Instruction, notice or other instrument which conforms





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
                          to the applicable requirements of this Agreement, if any and that INVESCO (NY) reasonably believes to be genuine; and

                                  (2)      delays or errors or loss of data
                          occurring by reason of circumstances beyond INVESCO
                          (NY)'s control including, without limitation, acts of civil or military authorities, national emergencies, labor difficulties, fire, mechanical breakdown, denial of access, earthquake, flood or catastrophe, acts of God, insurrection, war, riots, or failure of the mails, transportation, communication or power supply.

Notwithstanding any other provisions of this Agreement, the following provisions shall apply with respect to INVESCO (NY)'s computation of a Fund's net asset value: INVESCO (NY) shall be held to the exercise of reasonable care in computing and determining net asset value as provided in Section 4(a), above, but shall not be held accountable or liable for any losses, damages or expenses of a Fund or any Shareholder or former Shareholder may incur arising from or based upon errors or delays in the determination of such net asset value unless such error or delay was due to INVESCO (NY)'s negligence or willful misfeasance in the computation and determination of such net asset value. The parties hereto acknowledge, however, that INVESCO (NY) causing an error or delay in the determination of net asset value may, but does not in an of itself, constitute negligence or willful misfeasance. In no event shall INVESCO (NY) be liable or responsible to the Company or a Fund or any other party for any error or delay which continued or was undetected after the date of an audit of the Company or any Fund performed by the certified public accountants employed by the Company if, in the exercise of reasonable care in accordance with generally accepted accounting principles, such accountants should have become aware of such error or delay in the course of performing such audit. INVESCO (NY)'s liability for any such negligence or willful misfeasance which results in an error in determination of such net asset value be limited to the direct out-of-pocket loss a Fund and/or any Shareholder or former Shareholder shall actually incur.

                 Without limiting the generality of the foregoing, INVESCO (NY) shall not be held accountable or liable to a Fund a Shareholder or former Shareholder or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (1) INVESCO (NY)'s failure to receive timely and suitable notification concerning quotations, corporate actions or similar matters relating to or affecting portfolio securities of a Fund or (2) any errors in the computation of a net asset value based upon or arising out of quotations or information as to corporate actions if received by INVESCO (NY) from a source that INVESCO (NY) was authorized to rely upon. Nevertheless, INVESCO (NY) will use its best judgment in determining whether to verify through other sources any information that it has received as to quotations or corporate actions if INVESCO (NY) has reason to believe that any such information is incorrect.

                 SECTION 10. RECEIPT OF ADVICE. If INVESCO (NY) is in doubt as to any action to be taken or omitted by it, INVESCO (NY) may request, and shall be entitled to rely upon, directions and advice from the Company, including Oral or Written Instructions where





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
appropriate, or from counsel of its own choosing (who may also be counsel for the Company or any Fund), with respect to any question of law. In case of conflict between directions, advice or Oral and Written Instructions received by INVESCO (NY) pursuant to this Section, INVESCO (NY) shall be entitled to rely on and follow the advice received from counsel as described above.
INVESCO (NY) shall be protected in any action or in action that it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to this Section that INVESCO (NY), after the receipt of the same, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. Notwithstanding the foregoing, nothing in this Section shall be construed as imposing on INVESCO (NY) any obligation to seek such directions, advice or Oral or Written Instruction, or to act in accordance with them when received, unless the same is a condition to INVESCO (NY)'s properly taking or omitting to take such action under the terms of this Agreement.

                 SECTION 11. INDEMNIFICATION OF INVESCO (NY). The Company agrees to indemnify and hold harmless INVESCO (NY) and its officers, directors, employees, nominees and subcontractors, if any, from all taxes, charges, expenses, assessments, claims and liabilities, including, without limitation, liabilities arising under the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Commodities Exchange Act and any state or foreign securities or blue sky laws, and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing that INVESCO (NY) takes or omits to take or do:

                          (a) at the request or on the direction of or in reliance upon the advice of the Company;

                          (b)     upon Oral or Written Instructions; or

                          (c) in the performance by INVESCO (NY) of its responsibilities under this Agreement;

provided that, INVESCO (NY) shall not be indemnified against any liability to the Company or the Funds, or any expenses incident thereto, arising out of INVESCO (NY)'s own willful misfeasance, bad faith or negligence or reckless disregard of its duties in connection with the performance of its duties and obligations specifically described in this Agreement.

                 SECTION 12. INDEMNIFICATION OF THE COMPANY. INVESCO (NY) agrees to indemnify and hold harmless the Company and its officers, trustees, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities, including, without limitation, liabilities arising under the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Commodities Exchange Act and any state or foreign securities or blue sky laws, and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or omission of INVESCO (NY) that does not meet the standard of care to which INVESCO (NY) is subject under Section 9, above.





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
                 SECTION 13. LIMITATION OF LIABILITY OF SHAREHOLDERS AND TRUSTEES OF THE COMPANY. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the shareholders, trustees, directors, officers, nominees, agents or employees of the Company personally, but shall only bind the assets and property of the applicable Funds, as provided in the Governing Documents. The execution and delivery of this Agreement has been authorized by the Board of the Company, and this Agreement has been executed and delivered by an authorized officer of the Company acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the applicable Fund as provided in the Governing Documents.

                 SECTION 14. DURATION AND TERMINATION. This Agreement shall continue with respect to the Company and each Fund until termination with respect to the Company, or with respect to one or more Funds, is effected by the Company or INVESCO (NY) upon sixty days' prior written notice to the other. In the event of the "assignment" of this Agreement within the meaning of the 1940 Act, this Agreement shall terminate automatically.

                 SECTION 15. NOTICES. All notices and other communications hereunder, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices with respect to a party shall be directed to such address as may from time to time be designated by that party to the other.

                 SECTION 16. FURTHER ACTIONS. The Company and INVESCO (NY) agree to perform such further acts and to execute such further documents as may be necessary or appropriate to effect the purposes of this Agreement.

                 SECTION 17. AMENDMENTS. This Agreement, or any part thereof, may be amended only by an instrument in writing signed by the Company and INVESCO (NY).

                 SECTION 18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

                 SECTION 19. SHAREHOLDER LIABILITY. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, Shareholders, nominees, officers, agents or employees of the Company personally, but shall only bind the assets and property of the Funds, as provided in the Company's Agreement and Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Trustees of the Company and this Agreement has been executed and delivered by an authorized officer of the Company acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in the Company's Agreement and Declaration of Trust.

                 SECTION 20. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the Company and INVESCO (NY) and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the Company and INVESCO (NY) may embody in one or more separate documents their agreement or agreements with respect to such matters that this Agreement provides may be later agreed to by and between the Company and INVESCO (NY) from time to time. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
This Agreement shall be governed by and construed in accordance with California law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the Company and INVESCO (NY) and their respective successors.

                 IN WITNESS WHEREOF, the Company and INVESCO (NY) have caused this Agreement to be executed by their officers designated below as of this day, month and year first above written.

                                           AIM GROWTH SERIES

                                           By:     /s/ KENNETH W. CHANCEY
                                                   ------------------------------------
                                                   Kenneth W. Chancey
                                                   Vice President, Principal Accounting
                                                   Officer and (Acting) CFO

                                           Attest: /s/ MICHAEL A. SILVER
                                                   ------------------------------------
                                                   Michael A. Silver
                                                   Assistant Secretary



                                           INVESCO (NY), INC.

                                           By:     /s/ HELGE K. LEE
                                                   -----------------------------------
                                                   Helge K. Lee
                                                   Chief Legal and Compliance Officer
                                                   and Secretary

                                           Attest: /s/ MICHAEL A. SILVER
                                                   ------------------------------------
                                                   Michael A. Silver
                                                   Assistant Secretary





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
                                   SCHEDULE A

                     FUND ACCOUNTING AND PRICING AGENT FEES

         The Fund shall pay a Fee to INVESCO (NY) determined as a percentage of the Fund's net assets. The annualized rate at which the fee is paid (the Fee
Rate) and the Fee shall be calculated as set forth below:

- An Asset Multiplier is determined by multiplying .0003 times the first $5 billion in average net assets of the INVESCO (NY) Funds plus .0002 times the net assets over $5 billion.

- The Fee Rate is determined by dividing the Asset Multiplier by the net assets of the INVESCO (NY) Funds.

- The Monthly Fee is determined then by multiplying the average daily Fee Rate by the number of days in the month and by the Fund's average daily net assets then dividing by 365/or 366

Example: For Fund X having $100 million in average net assets during December 1997, in which the INVESCO (NY) Funds have average net assets of $8 billion:

         Asset Multiplier = (.0003) ($5 billion) + (.0002) ($3 billion) = $2.1 million

         Fee Rate = $2.1 million = .0002625
                    ------------
                    $8 billion

         Monthly Fee = (   31  ) (.0002625) ($100 million) = $2,229.45
                        -------
                        ( 365  )





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